Exhibit 99.1

Report to Former Service 1st Bancorp Shareholders on Central Valley Community Bancorp Escrow Fund for the Year Ended December 31, 2011

FINANCIAL STATEMENTS

The following financial statements have been prepared by the Escrow Agent in accordance with generally accepted accounting principles, but have not been audited by the Company’s independent public accountants.

Central Valley Community Bancorp
Escrow Fund Balance Sheet
December 31, 2011

Assets:

Cash	$317,555
Total assets	$317,555

Liabilities and Capital:

Liabilities	$—

Capital
Contributions	3,500,000
Withdrawals	(3,172,139)
Accumulated losses	(10,306)
Total liabilities and capital	$317,555

Central Valley Community Bancorp
Escrow Fund Income Statement
For the Year Ended December 31, 2011

Interest income	$1,229
Escrow fees	(3,500)
Net loss	$(2,271)

Central Valley Community Bancorp
Escrow Fund Change in Assets
For the Year Ended December 31, 2011

Beginning balance	$2,445,468
Withdrawals	(2,125,642)
Interest income	1,229
Fees and expenses	(3,500)
Ending assets	$317,555

The accompanying notes are in integral part of these financial statements.

NOTES TO CENTRAL VALLEY COMMUNITY BANCORP ESCROW FUND FINANCIAL STATEMENTS

About the Escrow Fund

The Escrow Fund was established in connection with the acquisition by Central Valley Community Bancorp (the Company) on November 12, 2008 of Service 1st Bancorp (Service 1st).  The Company filed a registration statement No. 333-152151 on Form S-4 (the Registration Statement) relating to the merger of the Company and Service 1st.

The Company paid merger consideration to the shareholders of Service 1st  consisting of 0.682304 of a share of the Company’s common stock (the Share Consideration) and $2.50 cash (the Cash Consideration) for each share of Service 1st common stock.  Additionally under the merger agreement, immediately prior to the merger, Service 1st redeemed its outstanding stock options in exchange for a payment equal to the amount by which the value of the per share merger consideration exceeded the exercise price under each stock option.

A portion of the Cash Consideration payable to the shareholders and options holders of Service 1st (collectively, Former Shareholders) was deposited into an escrow account (the Escrow Fund) to indemnify litigation and credit-related costs in connection with a disputed loan participation (Participation Agreement) to which Service 1st was a party prior to the merger.  An initial $3,500,000 deposit in the Escrow Fund was withheld from the merger consideration paid to the Former Shareholders to indemnify the Company and its wholly owned subsidiary, Central Valley Community Bank (CVCB Bank) from losses related to the litigation, entitled Regent Hotel, LLC v. First Bank et al. filed in Superior Court of California, County of Sacramento, Case Number 34-2008-00009879 (the Regent Litigation).  Upon resolution of the dispute which occurred in April 2011, the Former Shareholders received the balance in the Escrow Fund.  These are the Financial Statements for the Escrow Fund.

As a result of creation of the Escrow Fund, the Cash Consideration immediately payable to the Former Shareholders was reduced from $2.50 per share to $1.14 per share with $1.36 per share allocated to the Escrow Fund.  The Company, as a result of the merger, has the obligation to pay the pro rata share of the Regent Litigation legal expenses of the lead bank under the loan participation agreement.  Portions of the legal expense payment obligation have been paid from the Escrow Fund, and an amount less than $1.36 per share will ultimately be distributed to the Former Shareholders upon termination of the Escrow Fund.

Robert Block and John Brooks were appointed to execute the Escrow Agreement on behalf of the Former Shareholders of Service 1st and to represent their interests in connection therewith.  US Bank was appointed Escrow Agent and held and disposed of the Escrow Fund in accordance with the Escrow Agreement.

Other than for the indemnification purposes set forth above, the Escrow Fund has no other purpose, nor will it be used for any ongoing trade or business.  The Company has undertaken to the Securities and Exchange Commission that neither it nor the Escrow Agent will facilitate or encourage trading by any Former Shareholder in the right to receive the balance of the Escrow Fund.

The Escrow Fund will remain in existence until the later of (a) the date upon which the Regent Litigation is resolved completely by written settlement agreement or judgment, and all appeals have been made, heard and finally decided and/or all applicable time periods for appeals have expired, and (b) either (i) the date upon which all amounts owed under the Participation Agreement are irrevocably received by the Company or (ii) the date that is six (6) months immediately following any revision to the Loan by written agreement between the parties thereto provided that all required payments are made by the borrower during such six (6)-month period.

On March 30, 2009, the Company’s banking subsidiary, CVCB Bank entered into an Assignment of Participation Agreement and Settlement and Release Agreement (the Settlement Agreement) with First Bank, a Missouri corporation (First Bank) in connection with the Regent Litigation.  Under the Settlement Agreement, First Bank has obtained from CVCB Bank, all of CVCB Bank’s rights under the Participation Agreement in consideration of (a) the payment of $2,615,000 and (b) First Bank’s agreement to indemnify and hold the Company, CVCB Bank and its affiliates harmless from any and all future losses related to the Regent Litigation and to the Participation Agreement.  Notwithstanding the Settlement Agreement, the Escrow Fund will not be terminated until the Regent Litigation is ultimately resolved.

As a result of the Settlement Agreement, CVCB Bank made the following claims against the Escrow Fund:

1.	$871,181, representing the difference between the outstanding principal balance under the Participation Agreement of approximately $3,486,000 and the Settlement Agreement payment amount of $2,615,000;

2.	$154,481, representing uncollected accrued interest under the Participation Agreement; and

3.	$20,835 unreimbursed legal expenses.

Those distributions represented 100% of the distributions by the Escrow Agent to CVCB Bank during the year ended December 31, 2009.

During the year ended December 31, 2010, no distributions from the Escrow Fund were made for any expenses other than for escrow related costs.

During the year ended December 31, 2011, the Escrow Agent was instructed to disburse and did disburse $2,080,431 to the Former Service 1st shareholders who properly submitted a claim for distribution. In addition, the Escrow Agent distributed $45,211 to CVCB Bank for unreimbursed legal and accounting costs related to the administration of the Escrow Fund.

 Status of Regent Hotel Litigation

On May 1, 2008, Regent Hotel, LLC (“Regent”) filed a lawsuit in the Superior Court of California, County of Sacramento (the “Regent Litigation”).  Regent Hotel, LLC, a California limited liability company and subsidiary of Regent Development, Inc., a California corporation, filed the Regent Litigation naming as defendants First Bank, as the lead bank in a loan participation, and East West Bank and Service 1st Bank, which was acquired by CVCB Bank on November 12, 2008, which are participating in the loan. Regent claims that First Bank refused to fund a construction loan draw request and that East West Bank and Service 1st Bank interfered in the relationship between Regent and First Bank which affected the decision by First Bank not to fund the draw request. Through its acquisition of Service 1st Bank, CVCB Bank was a 9.915% participant in the amount of approximately $4,000,000. Regent filed for Chapter 11 bankruptcy in 2008. The suit asked for actual and punitive damages in excess of $10,000,000. In addition, certain contractors filed mechanics liens against Regent, under which Service 1st Bank was named in the complaint.  These complaints have been removed to the bankruptcy court.

In 2009, First Bank purchased CVCB Bank’s participating interest in the Regent Hotel loan at a discount and indemnified CVCB Bank against any further actions pursuant to the lawsuit.  Included in the merger consideration paid by the Company to acquire Service 1st was $3,500,000 which was placed into an escrow fund to protect the Company and CVCB Bank from all losses and liabilities that related to the loan participation and/or the Regent Litigation.  Consequent to the Lead Bank buying CVCB Bank’s position, CVCB Bank collected $1,046,497 from the escrow fund to cover the portion of the loan that was not recovered, accrued and unpaid interest and other costs.

In 2010, settlement agreements between all parties were signed and the bankruptcy court approved the settlement.  The appeal period was in effect until April 1, 2011.  Since no party objected during the appeal process, the settlement was finalized on April 1, 2011. The Bank was removed from the mechanics liens in 2010 after the Bank acknowledged it no longer had an interest in the property.

During 2011, in accordance with the escrow agreement, the Escrow Agent was instructed to distribute and did distribute the remaining Escrow Funds to the Former Shareholders, after reimbursing CVCB Bank for any related legal and accounting costs. As of December 31, 2011, the remaining balance in the Escrow Fund was $317,555 which represents the unclaimed interests by certain Former Shareholders.

As of November 12, 2011, the Escrow Agreement with US Bank was terminated and the unclaimed Escrow Funds of $317,555 were transfered to CVCB Bank for distribution to the remaining Former Shareholders who did not claim their portion of the Escrow Fund from the Escrow Agent.

Former Shareholders who did not claim their portion of the Escrow Fund through the Escrow Agent prior to the termination of the Escrow Agreement may make such a claim by contacting Cathy Ponte at Central Valley Community Bank, 7100 N. Financial Dr., Suite 101, Fresno, CA 93720, or by calling (800)298-1775.

Reporting to Former Shareholders

The Company has undertaken to provide Former Shareholders information with respect to the Escrow Fund, as a result of which the Company has:

(1)  filed annual reports under cover of Form 8-K using the Company’s file number, which included disclosure showing the assets and liabilities of the Escrow Fund at the end of each calendar year and the receipts and disbursements of the Escrow Fund for the period (the “fund reporting”).  The fund reporting also described the changes in the Escrow Fund’s assets during the reporting period and the actions taken by the Escrow Agent during the period with respect to the Escrow Fund.  The financial statements contained in the fund reporting were prepared in accordance with generally accepted accounting principles; however, the financial statements were not audited by independent public accountants;

(2)  filed with the Commission a report under cover of Form 8-K whenever a material event relating to the Escrow Fund’s assets has occurred; and

(3)  mailed a copy of each such report to the Former Shareholders at their addresses as shown in the Company’s records at the time such report on Form 8-K was filed with the Commission.

In connection with the settlement of the litigation noted above along with the distribution of the balance of the Escrow Fund and the termination of the Escrow Agreement with the Escrow Agent, the Company has completed, by this filing on Form 8-K, its reporting obligations related to the undertakings with the SEC with and will have no further reporting obligations to the Former Shareholders related to this undertaking.